UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 20, 2012

HSN, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-34061	26-2590893
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 HSN Drive, St. Petersburg, FL	33729
(Address of principal executive offices)	(Zip Code)

(727) 872-1000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 19, 2012, the Board of Directors increased the size of the Board from nine to ten and appointed Ann Sarnoff as an additional member of the Board of Directors. Ms. Sarnoff will serve on the Compensation and Human Resources Committee.

Ms. Sarnoff currently serves as the Chief Operating Officer of BBC Worldwide Americas. She is responsible for the company's North American businesses and has held this role since 2010. From 2006 until joining the BBC in 2010, Ms. Sarnoff was President of Dow Jones Ventures and Senior Vice President of Strategy for Dow Jones & Company, Inc. Previously, Ms. Sarnoff served for two years as Chief Operating Officer of the Women's National Basketball Association and spent ten years at Viacom Inc. where she ultimately became Chief Operating Officer for VH1 and Country Music Television.

A copy of the press release announcing the election of Ms. Sarnoff to the Company's Board of Directors is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

There was no arrangement or understanding between Ms. Sarnoff and any other person pursuant to which she was selected as a director. There is no family relationship between Ms. Sarnoff and any of the Company's other officers or executive officers. Ms. Sarnoff does not have any direct or indirect material interest in any transaction in which the Company is a participant where the amount involved exceeds $120,000. Ms. Sarnoff will receive cash compensation for her services as a member of the Board of Directors in accordance with the Company's director compensation policy approved effective August 20, 2008, as amended, and described in the Company's most recent Proxy Statement filed with the U.S. Securities and Exchange Commission on April 6, 2012.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

99.1 Press Release dated December 20, 2012

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

HSN, Inc.
Date: December 20, 2012	By: /s/ JUDY A. SCHMELING Judy A. Schmeling Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description
99.1	Press Released dated December 20, 2012.